Exhibit 99

Thursday June 6, 12:34 pm Eastern Time

Press Release

SOURCE:     Superior Energy Services, Inc.

Superior Energy Services, Inc. Takes Delivery of 245-Foot Class Superior Storm Liftboat

HARVEY, La.--(BUSINESS WIRE)--June 6, 2002-- Superior Energy Services, Inc. (NYSE:SPN) today announced it has taken delivery of the newly constructed 245-ft. class Superior Storm liftboat. The Superior Storm is an ABS-classed, U.S. Coast Guard inspected vessel with a useable deck space of approximately 6,550 square feet, accommodations for up to 42 people and is equipped with a 250-ton crane - the largest single crane capacity of any liftboat in the world.

Superior now owns four liftboats with leg lengths of 230-ft. and greater and is currently constructing another 245-ft. class liftboat, which it expects to take delivery of in the fourth quarter of 2002.

"The Superior Storm provides us additional capacity to serve our customers' growing need for larger, multi-purpose liftboats," said Terry Hall, president and CEO of Superior Energy Services, Inc. "The Storm, much like our other large liftboats, can support our well intervention and bundled services projects, perform heavy lifts, and support pipeline tie-ins and other construction-related projects. These larger liftboats uniquely position us within the production-related services market."

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

Contact:

     Superior Energy Services, Inc.
     Robert Taylor, 504/362-4321
     Fax, 504/362-1818
     or
     Investor Relations:
     Greg Rosenstein, 504/362-4321